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                     COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

                                   Exhibit 21

                         Subsidiaries of the Registrant




     Exclusive of inactive subsidiaries, the Registrant as of March 16, 1998 had the following subsidiaries:



                                                     Place of
              Name                                Incorporation
              ----                                -------------

     CompuCom Properties, Inc.                      Delaware

     The Computer Factory Inc.                      New York

     ClientLink, Inc.                               Delaware

     International Micronet Systems                 California

     CSI Funding, Inc.                              Delaware